Filed pursuant to Rule 424(b)(5)
Registration No. 333-185246

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 3, 2012

7,000,000 Shares

MERCER INTERNATIONAL INC.

Common Stock

We are offering 7,000,000 shares of our common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”. The last reported sale price of our common stock on the NASDAQ Global Select Market, our primary trading market, on March 27, 2014, was $7.15 per share.

The underwriters have an option to purchase a maximum of 1,050,000 additional shares of our common stock to cover over-allotments of shares.

Investing in our common stock involves a high degree of risk. See the risks set forth under the heading “Risk Factors” beginning on page S-9 of this prospectus.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us

Per share	$7.15000	$0.39325	$6.75675

Total	$50,050,000	$2,752,750	$47,297,250

(1)	We refer you to “Underwriting” beginning on page S-28 of this prospectus supplement for additional information regarding underwriting compensation.

Delivery of the shares of common stock is expected to be made on or about April 2, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Credit Suisse

Co-Manager

The date of this prospectus supplement is March 27, 2014.

Prospectus Supplement

Prospectus

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, and any document incorporated by reference in this prospectus supplement or the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Effective October 1, 2013, we changed our reporting currency from the Euro to the U.S. dollar, as management is of the opinion that a U.S. dollar reporting currency enhances communication and understanding with our shareholders, analysts and other stakeholders and improves comparability of our financial information with our competitors and peer group companies. Consolidated financial statements issued prior to October 1, 2013 were prepared using the Euro as the reporting currency; however, subsequent to October 1, 2013, both current and historical financial information have been translated to U.S. dollars in accordance with the method described under the heading “Critical Accounting Policies” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. For more information about our change in reporting currency, see Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and Note 1 of our financial statements contained therein.

This prospectus supplement is part of a registration statement (No. 333-185246) that we filed with the Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process. Under the registration statement, we registered the offering by us of common stock, preferred stock, debt securities and warrants for sale from time to time in one or more offerings. This prospectus supplement provides specific information about the offering by us of our common stock under the shelf registration statement. This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein as described under the heading “Incorporation of Documents By Reference” and the additional information described under the heading, “Where You Can Find More Information” in this prospectus supplement, as well as any free writing prospectus prepared by or on behalf of us or to which we have referred you.

Unless the context otherwise requires, please note that references in this prospectus supplement to:

•	“we”, “us”, “our”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries and references to “Mercer Inc.” mean Mercer International Inc. excluding its subsidiaries;

•	“ADMTs” mean “air dried metric tonnes”;

•	“MW” and “MWh” mean megawatts and megawatt hours, respectively; and

•	“$” means U.S. dollars; “€” means Euros; and “C$” means Canadian dollars.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to totals we provide and percentages may not precisely reflect absolute figures.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, include trademarks, service marks and trade names owned by us or others. Mercer, the Mercer logo and all other Mercer product and service names are registered or unregistered trademarks of Mercer or a subsidiary of Mercer Inc. in the United States and in other selected countries. All other trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

S-ii

NON-GAAP FINANCIAL MEASURES

This prospectus supplement and the accompanying prospectus contain “non-GAAP financial measures”; that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with the generally accepted accounting principles in the United States, referred to as “GAAP”. Specifically, we make use of the non-GAAP measure “Operating EBITDA”.

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) noncontrolling interest on our Stendal northern bleached softwood kraft, or “NBSK”, pulp mill operations; (v) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (vi) the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. See the Statement of Cash Flows set out in our consolidated financial statements included herein. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and by relying primarily on our GAAP financial statements.

S-iii

INDUSTRY AND MARKET DATA

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share information and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, neither we nor any of the underwriters have independently verified or can guarantee the accuracy or completeness of that information, and investors should use caution in placing reliance on such information.

Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein concerning the production capacity of our pulp mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating capacity at our mills are also management estimates based primarily on our expected pulp production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

S-iv

EXCHANGE RATES

The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the “Noon Buying Rate”, for the conversion of U.S. dollars to Euros and Canadian dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,
	2013	2012	2011	2010	2009
			($/€)
End of period	1.3779	1.3186	1.2973	1.3269	1.4332
High for period	1.2774	1.2062	1.2926	1.1959	1.2547
Low for period	1.3816	1.3463	1.4875	1.4536	1.5100
Average for period	1.3281	1.2859	1.3931	1.3261	1.3935
			($/C$)
End of period	0.9401	1.0042	0.9835	0.9991	0.9559
High for period	0.9348	0.9600	0.9430	0.9280	0.7695
Low for period	1.0164	1.0299	1.0584	1.0040	0.9719
Average for period	0.9712	1.0007	1.0121	0.9714	0.8803

On March 24, 2014, the most recent weekly publication of the daily Noon Buying Rate before the date of this prospectus supplement, reported that the Noon Buying Rate as of March 21, 2014 for the conversion of Euros and Canadian dollars to U.S. dollars was $1.3783 per Euro and $0.8936 per Canadian dollar.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus, in the documents we incorporate by reference and in any free writing prospectus that we have authorized for use in connection with this offering. This summary is not complete and does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section titled “Risk Factors” contained in this prospectus supplement beginning on page S-9 and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

We operate in the pulp business and are among the largest publicly traded producers of market NBSK pulp in the world. Mercer Inc. reorganized as a corporation under the laws of the State of Washington in 2006 from a Washington business trust. Its common stock is quoted and listed for trading on the NASDAQ Global Select Market (MERC) and the Toronto Stock Exchange (MRI.U).

We are the sole NBSK producer, and the only significant producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. We also generate and sell a significant amount of surplus “green” energy to regional utilities. Our operations are located in Eastern Germany and Western Canada. We currently employ approximately 1,460 people. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million ADMTs of NBSK pulp and 305 MW of electrical generation:

•

Rosenthal mill. Our wholly-owned subsidiary, Rosenthal, owns and operates the Rosenthal mill, a modern, efficient ISO 9001, 14001 and 50001 certified NBSK pulp mill that has an annual production capacity of approximately 360,000 ADMTs and 57 MW of electrical generation. The Rosenthal mill generated and exported 178,295 MWh of electricity in 2013, resulting in approximately $21.5 million in annual revenues. The Rosenthal mill is located in the town of Blankenstein, Germany, approximately 300 kilometers south of Berlin.

•

Celgar mill. Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill with an annual production capacity of approximately 520,000 ADMTs and 100 MW of electrical generation. The Celgar mill generated and exported 127,729 MWh of electricity in 2013, resulting in approximately $12.3 million in annual revenues. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver, British Columbia, Canada.

•

Stendal mill. Our 83.0% owned subsidiary, Stendal, owns and operates the Stendal mill, a state-of-the-art, single-line, ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 660,000 ADMTs and 148 MW of electrical generation. The Stendal mill generated and exported 393,027 MWh of electricity in 2013, resulting in approximately $45.6 million in annual revenues. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin.

Organizational Chart

The following chart sets out our directly and indirectly owned principal operating subsidiaries, their jurisdictions of organization, their principal activities and their annual pulp production and electrical generation capacity:

Corporate Strategy

Our corporate strategy is to create shareholder value by focusing on the expansion of our asset and earnings base through organic growth and acquisitions, primarily in Europe and North America. We pursue organic growth through active management and targeted capital expenditures to generate a high return by increasing pulp, energy and chemical production, reducing costs and improving efficiency. We are also conducting research to develop innovative new products based on other derivatives of the kraft pulping process. We seek to acquire interests in companies and assets in the pulp industry and related businesses where we can leverage our experience and expertise in adding value through a focused management approach. Key features of our strategy include:

•

Targeted Capital Expenditures. We operate three large modern pulp mills as we believe these production facilities provide us with the best platform to be an efficient and competitive producer of high-quality NBSK pulp without the need for significant sustaining capital. We seek to make targeted capital expenditures that increase the production and operational efficiency of the mills, reduce costs and improve product quality. Over the last five years, we have invested approximately $200.0 million (including $73.0 million in associated government grants) in growth capital expenditures for capacity expansions and operational efficiencies.

•

Increasing Stable Revenues from Renewable Energy and Chemical Sales. We focus on the generation and sales of surplus renewable energy and chemicals and, because there are minimal associated incremental costs, such sales are highly profitable and they provide us with a stable income source unrelated to cyclical changes in pulp prices. In 2013, our mills sold 699,051 MWh of surplus electricity resulting in revenues of approximately $79.4 million, compared to 710,241 MWh and approximately $78.0 million in revenues in 2012. In December 2013, our Stendal mill completed Project Blue Mill to increase production and efficiency through debottlenecking initiatives and the installation of a 46 MW steam turbine at the mill. The new turbine is expected to initially produce an additional 109,000 MWh of surplus electricity annually. Our Rosenthal mill is implementing a capital project in 2014 to produce and sell tall oil. Based upon the current production levels of our mills, we expect to sell in excess of 840,000 MWh of surplus renewable energy in 2014. We continually explore and pursue initiatives to enhance our energy and chemical generation and sales in order to reduce volatility and increase our revenues from a stable source.

•

Focus on NBSK Market Pulp. We produce NBSK pulp because it is a premium grade kraft pulp and generally obtains the highest price relative to other kraft pulps. Although demand is cyclical, between 2004 and 2013 overall worldwide demand for bleached softwood kraft market pulp grew at an average of approximately 2% per annum. We focus on customers that produce tissue, specialty papers and high-quality printing and writing paper grades. We believe the growth in demand from tissue and specialty paper customers, which utilize a significant proportion of NBSK pulp, has more than offset the secular decline in demand from printing and writing paper customers. This allows us to benefit from our long-term relationships with tissue and paper manufacturers in Europe and participate in strong growth markets in emerging countries such as China where there has been strong growth in tissue demand.

•

Achieving Operational Excellence. Operating our mills reliably and at a competitive cost is important for our financial performance. In addition to our capital expenditure program, we continuously strive to develop maintenance systems and procedures that will improve the throughput of our products by increasing the reliability of our manufacturing processes. We also seek to reduce operating costs by better managing certain operating activities such as fiber procurement, sales, marketing and logistics activities. We believe that our continued focus on operational excellence should allow us to achieve improved profitability and cash flows.

•

Strategic Opportunities. We believe there will be continuing change and consolidation in the pulp and paper industry as industry participants continually seek to lower costs, refocus their product lines and react to ever changing global market conditions. We take an opportunistic approach to opportunities that can expand our earnings or grow our business.

Recent Developments

Business Conditions and Selected Data for the First Two Months of 2014

In connection with this offering, we are providing the following updated information regarding business conditions and selected data for the first two months of 2014.

During the first two months of 2014, list pulp prices in Europe, North America and China continued to increase from list prices at the end of 2013. At the end of February 2014, list prices had increased by $15, $20 and $10 per ADMT in Europe, North America and China, respectively, from December 31, 2013. At the end of February 2014, list prices were approximately $920, $1,010 and $760 in Europe, North America and China, respectively. A further $20 per ADMT price increase for North America and a $10 per ADMT price increase for China were announced in March 2014.

Our sales realizations are list prices, net of customer discounts, rebates and other selling concessions. Our average pulp sales realizations in the first two months of 2014 have improved in line with such list price increases.

Our Stendal mill completed Project Blue Mill in December 2013 and the mill is currently realizing the planned project benefits of higher pulp production and generation of surplus renewable energy.

All of our mills operated well in the first two months of 2014 and we had no scheduled maintenance downtime in this period, nor do we have any planned for March 2014. In the fourth quarter of 2013, we had 12 days of maintenance downtime and associated maintenance costs of $10.4 million. During the first two months of 2014, we had pulp production of approximately 251,300 ADMTs and generated approximately 134,900 MWh of surplus renewable energy.

In the first two months of 2014, fiber costs in Germany remained at relatively high levels but have stabilized, primarily due to the mild winter in Germany, which has resulted in reduced competition from the pellet industry and improved supply. Fiber costs at our Celgar mill in the first two months of 2014 were generally consistent with costs in the last quarter of 2013 as a result of continued strong sawmill activity in British Columbia.

In the first two months of 2014, our Celgar mill benefited from the decline of the Canadian dollar versus the U.S. dollar which has a positive effect on the mill’s operating results as substantially all of its costs are incurred in Canadian dollars whereas its pulp sales are denominated in U.S. dollars. On average, in the first two months of 2014, the U.S. dollar was 4% stronger against the Canadian dollar than during the fourth quarter of 2013.

Based on currently available information for the first two months of 2014 and for the foregoing reasons, we currently estimate that our operating results for the first quarter of 2014 will be improved over our prior quarter results for the last quarter of 2013, even after giving effect to the impact of the Port Metro Vancouver truck drivers’ strike described below.

The results for the two-month period discussed above are not for an entire fiscal period, will be subject to customary quarter-end closing procedures and/or adjustments and should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. These preliminary results could change materially and are not necessarily indicative of the results to be achieved in the first quarter of 2014, the remainder of 2014 or any future period.

Stendal Waiver

On March 14, 2014, our Stendal mill received a waiver under its two credit facilities to: postpone the testing date of its Senior Debt/EBITDA cover ratio to September 30, 2014 from June 30, 2014 and deliver its report thereon by November 15, 2014; extend the date by which a portion of the net proceeds of this offering must be contributed to the Stendal mill to November 17, 2014; and confirm that any such contributed capital shall qualify as an “equity cure” in the event that the Stendal mill is not in compliance with its financial ratio covenants.

Port Metro Vancouver Truck Driver Strike

On March 8, 2014, unionized container-truck drivers serving Port Metro Vancouver, Canada’s largest port, joined non-unionized truck drivers on strike after rejecting a back-to-work plan mediated by a mediator appointed by the Canadian federal government. On March 26, 2014, an agreement in principle between Port Metro Vancouver and striking truckers was reached, resulting in Port Metro Vancouver resuming full operations on March 27, 2014. The agreement was reached following extensive discussions between all parties and the joint adoption of a refined joint action plan to address truckers’ concerns. A Canadian federal government mediator has been retained to meet with all interested parties immediately upon the resumption of full operations to review, finalize and act upon the plan within 90 days.

The dispute between Port Metro Vancouver and unionized and non-unionized container-truck drivers is having a significant adverse effect on Port Metro Vancouver’s operations with respect to moving cargo in and out of container ship terminals by truck. This dispute has adversely affected our Celgar mill’s ability to ship pulp by container to overseas markets. In a typical month, approximately 25% of our Celgar mill’s overseas sales are shipped via container ships. We currently estimate that the dispute, combined with recent railcar limitations due to severe weather conditions, will cause approximately 21,000 ADMTs of NBSK pulp that the Celgar mill had planned to ship in March 2014 to be delayed until the second quarter of 2014. This will adversely affect the Celgar’s mill results of operations for the first quarter of 2014. At this time, there can be no assurance whether the foregoing agreement in principle or joint action plan will be successful, when the backlogs of shipments by container will clear, or when Port Metro Vancouver will be able to return to normal operations. If Port Metro Vancouver is unable to return to normal operations until the second quarter of 2014, it could materially adversely affect our Celgar mill’s overseas shipments and our results of operations for such quarter. See “Risk Factors — We rely on third parties for transportation services.”

Corporate Information

Our principal office is located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8. Our main telephone number is (604) 684-1099 and our website address is www.mercerint.com. Information on our website is not incorporated by reference in this prospectus supplement and should not be considered in connection with any investment in the securities offered hereby.

THE OFFERING

The following summary contains basic information about the common stock we are offering and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the common stock, please refer to the section entitled “Description of Capital Stock” in the accompanying prospectus. For purposes of the description of the common stock included in this prospectus supplement, references to the “Company”, “issuer”, “us”, “we” and “our” refer only to Mercer International Inc. and do not include its subsidiaries.

Common stock we are offering	7,000,000 shares (or 8,050,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be issued and outstanding after this offering	62,853,704 shares(1) (or 63,903,704 shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,050,000 shares of our common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “MERC” and listed on the Toronto Stock Exchange under the symbol “MRI.U”.

Use of Proceeds	We currently intend to use approximately $13.5 million of the net proceeds from this offering to further capitalize our Stendal mill to provide it with greater operational and financial flexibility and funds for targeted capital investments and general working capital purposes. We intend to use the balance of the net proceeds of this offering for targeted capital expenditures, including expansion of our wood procurement and logistics operations in Germany in order to reduce the fiber costs of our German mills, and for general corporate purposes. See “Use of Proceeds” for more information.

Risk Factors	You should carefully consider the information in “Risk Factors” beginning on page S-9 of this prospectus supplement and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, for a discussion of factors you should consider carefully when making a decision to invest in our common stock.

(1)	The number of shares of our common stock that will be issued and outstanding after this offering as shown above is based on 55,853,704 shares of common stock issued and outstanding on March 21, 2014 and excludes the following:

•	shares of common stock issuable upon the exercise of stock options outstanding, of which there were 75,000 outstanding as of March 21, 2014, with a weighted average exercise price of $7.67 per share;

•	shares of common stock issuable upon the vesting of outstanding shares of restricted stock, of which there were 118,000 outstanding as of March 21, 2014; and

•	1,873,086 shares of common stock available for future issuance under our equity incentive plans, including 980,969 performance share units.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table sets forth selected historical consolidated financial and operating data as at and for the periods indicated. The following selected data are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference herein. For financial and other data for the year ended December 31, 2013 and the comparative prior years, please refer to the financial information included elsewhere herein and our Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein. Historical results are not necessarily indicative of the results to be expected for any future periods.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands of $, other than per share, per ADMT and per MWh amounts)
Statement of Operations Data
Revenues
Pulp	$996,187	$979,770	$1,157,206	$1,136,595	$804,426
Energy and chemicals	92,198	92,966	94,758	65,421	63,457

	$1,088,385	$1,072,736	$1,251,964	$1,202,016	$867,883
Costs and expenses	$1,056,725	$1,009,714	$1,097,299	$979,368	$885,719
Operating income (loss)	$31,660	$63,022	$154,665	$222,648	$(17,836)
Interest expense	$69,156	$71,767	$82,114	$89,754	$90,253
Gain (loss) on derivative instruments	$19,709	$4,812	$(1,974)	$2,521	$(8,026)
Other income (expense)	$1,215	$(179)	$3,625	$(17,457)	$7,434
Net income (loss)(1)(2)	$(26,375)	$(15,670)	$69,699	$114,521	$(86,658)
Net income (loss) per share(2)
Basic	$(0.47)	$(0.28)	$1.39	$2.97	$(2.39)
Diluted	$(0.47)	$(0.28)	$1.24	$2.07	$(2.39)
Weighted average shares outstanding (in thousands)
Basic	55,674	55,597	50,117	38,591	36,297
Diluted	55,674	55,597	56,986	56,963	36,297
Balance Sheet Data
Current assets	$471,773	$454,880	$484,149	$477,897	$287,978
Current liabilities	$165,499	$179,876	$163,534	$167,651	$145,877
Working capital	$306,274	$275,004	$320,615	$310,246	$142,101
Total assets	$1,548,559	$1,560,581	$1,579,017	$1,628,445	$1,553,345
Long-term liabilities	$1,034,743	$1,012,943	$1,047,672	$1,174,812	$1,284,253
Total equity	$348,317	$367,762	$367,811	$285,982	$123,215
Other Data
Pulp sales volume (ADMTs)	1,440,147	1,473,519	1,427,924	1,428,638	1,445,461
Pulp production (ADMTs)	1,444,475	1,468,275	1,453,677	1,426,286	1,397,441
Average pulp price realized (per ADMT)(3)	$683	$657	$799	$785	$548
Energy production (MWh)	1,710,224	1,704,058	1,640,439	1,444,065	1,445,332
Energy sales (MWh)	699,051	710,241	652,113	520,005	478,674
Average energy sales realizations (per MWh)	$114	$110	$124	$113	$124
Net cash from (used in) operating activities	$36,325	$59,115	$154,576	$121,155	$51,998
Depreciation and amortization	$78,645	$74,657	$77,952	$74,636	$75,482
Capital expenditures	$45,707	$47,203	$52,626	$50,836	$40,170
Operating EBITDA(4)	$110,305	$137,679	$232,617	$297,284	$57,646

(1)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased. See “Item 1 — Business — Capital Expenditures” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein.

(2)	Attributable to common shareholders.
(3)	Average realized pulp price for the years indicated reflects customer discounts and pulp price movements between the order and shipment date.
(4)	See “Non-GAAP Financial Measures” for a description of Operating EBITDA.

The following table provides for a reconciliation of net income (loss) to operating income (loss) and Operating EBITDA on a consolidated basis for the periods indicated.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands)
Net income (loss) attributable to common shareholders	$(26,375)	$(15,670)	$69,699	$114,521	$(86,658)
Net income (loss) attributable to noncontrolling interest	$607	$2,179	$5,471	$11,241	$(13,845)
Income tax provision (benefit)	$9,196	$9,379	$(968)	$(7,804)	$(8,178)
Interest expense	$69,156	$71,767	$82,114	$89,754	$90,253
Loss (gain) on derivative instruments	$(19,709)	$(4,812)	$1,974	$(2,521)	$8,026
Other expense (income)	$(1,215)	$179	$(3,625)	$17,457	$(7,434)

Operating income (loss)	$31,660	$63,022	$154,665	$222,648	$(17,836)
Add: Depreciation and amortization	$78,645	$74,657	$77,952	$74,636	$75,482

Operating EBITDA	$110,305	$137,679	$232,617	$297,284	$57,646

RISK FACTORS

Any investment in our common stock involves a high degree of risk, including the risks described below. Before purchasing our common stock, you should carefully consider the risk factors set forth below, as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes and additional risk factors contained in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the SEC, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding whether to invest in our common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our stock could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Information”.

Risks Relating to our Business

Our business is highly cyclical in nature.

The pulp business is highly cyclical in nature and markets are characterized by periods of supply and demand imbalance, which in turn affects prices. Pulp markets are highly competitive and are sensitive to cyclical changes in the global economy, industry capacity and foreign exchange rates, all of which can have a significant influence on selling prices and our operating results. The length and magnitude of industry cycles have varied over time but generally reflect changes in macro-economic conditions and levels of industry capacity. Pulp is a commodity that is generally available from other producers. Because commodity products have few distinguishing qualities from producer to producer, competition is generally based upon price, which is generally determined by supply relative to demand.

Industry capacity can fluctuate as changing industry conditions can influence producers to idle production capacity or permanently close mills. In addition, to avoid substantial cash costs in idling or closing a mill, some producers will choose to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Oversupply of our products can also result from producers introducing new capacity in response to favorable pricing trends. Certain integrated pulp and paper producers have the ability to discontinue paper production by idling their paper machines and selling their NBSK pulp production on the market, if market conditions, prices and trends warrant such actions.

During the course of 2014, the supply of hardwood bleached kraft pulp production is projected to increase by approximately 2.1 million ADMTs, primarily from South America. This increase in hardwood chemical production is, in large part, targeted at the growing demand for pulp by tissue makers, particularly in China. If such additional hardwood pulp supply is not absorbed by such demand growth and, as a result of generally lower prices for hardwood bleached pulp, this supply increase could put downward pressure on NBSK pulp prices.

Demand for pulp has historically been determined primarily by general global macroeconomic conditions and has been closely tied to overall business activity. Pulp prices for NBSK can fluctuate widely over time. Between 2000 and 2013, European list prices for NBSK pulp have fluctuated between a low of approximately $447 per ADMT in 2002 to a high of $1,030 per ADMT in 2011.

In the first half of 2011, pulp prices were near record levels but declined sharply in the latter part of the year and into 2012, primarily due to economic uncertainty in Europe and credit tightening in China. Economic uncertainty in Europe and China, respectively, impacted both demand and prices. At the end of 2012, list prices were approximately $810 in Europe, $870 in North America and $655 in China. In 2013, list prices were on average approximately 6% higher than 2012. At the end of 2013, list prices were approximately $905 in Europe, $990 in North America and $750 in China.

A producer’s actual sales price realizations are list prices net of customer discounts, rebates and other selling concessions. Over the last three years, these have increased as producers compete for customers and sales. Our sales price realizations are also affected by NBSK price movements between the order and shipment dates.

Accordingly, prices for pulp are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the price for pulp, prices may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our mills. Therefore, our profitability depends on managing our cost structure, particularly raw materials which represent a significant component of our operating costs and can fluctuate based upon factors beyond our control. If the prices of our products decline, or if prices for our raw materials increase, or both, our results of operations and cash flows could be materially adversely affected.

Our level of indebtedness could negatively impact our financial condition, results of operations and liquidity.

As of December 31, 2013, we had approximately $979.4 million of indebtedness outstanding, of which $590.1 million relates to indebtedness of our Stendal mill pursuant to a senior €828.0 million project finance facility and a €17.0 million amortizing term facility in respect of Project Blue Mill, or, together, the “Stendal Facilities”. We may also incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

•

our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes or to fund future operations may not be available on terms favorable to us or at all;

•

a significant amount of our operating cash flow is dedicated to the payment of interest and principal on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

•	increasing our vulnerability to current and future adverse economic and industry conditions;

•	a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations;

•

our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general;

•	causing us to offer debt or equity securities on terms that may not be favorable to us or our shareholders;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our business and our industry; and

•	our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal or interest due in respect of our indebtedness.

The indenture governing our 9.5% Senior Notes due 2017, referred to as the “Senior Notes”, and our bank credit facilities contain restrictive covenants which impose operating and other restrictions on us and our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability to, among other things, incur or guarantee additional indebtedness or enter into sale/leaseback transactions, pay dividends or make distributions on capital stock (including the common stock offered hereby) or redeem or repurchase capital stock, make investments or acquisitions, create liens and enter into mergers, consolidations or transactions with affiliates. The terms of our indebtedness also restrict our ability to sell certain assets, apply the proceeds of such sales and reinvest in our business.

Certain of the agreements governing our indebtedness, including the Stendal Facilities, have covenants that require us to maintain prescribed financial ratios and tests. We recently found it necessary to seek waivers and amendments in respect of certain ratios under the Stendal Facilities. As the permitted leverage ratio of total senior debt to EBITDA is based on Stendal’s trailing 12-month EBITDA and its weak 2013 operating results, there can be no assurance that Stendal will be in compliance with such ratio at its next measurement date of September 30, 2014. Failure to comply with such covenants could result in events of default and could have a material adverse effect on our liquidity, results of operations and financial condition.

Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations, in particular the Stendal Loan Facility, may depend in significant part on the extent to which we can implement successfully our business strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized. Over the next several years, we will require financing to refinance maturing debt obligations (unless extended), and such refinancing may not be available on favorable terms or at all.

A weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Principally, as pulp demand has historically been determined by general global macroeconomic activities, demand and prices for our product have historically decreased substantially during economic slowdowns. For example, economic weakness in Europe since the 2008 global financial crisis has adversely affected demand for pulp. Additionally, restricted credit availability restrains our customers’ ability or willingness to purchase our products resulting in lower revenues. Depending on their severity and duration, the effects and consequences of a global economic downturn could have a material adverse effect on our liquidity and capital resources, including our ability to raise capital, if needed, and otherwise negatively impact our business and financial results.

Cyclical fluctuations in the price and supply of our raw materials could adversely affect our business.

Our main raw material is fiber in the form of wood chips and pulp logs. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. Demand for these raw materials is generally determined by the volume of pulp and paper products produced globally and regionally. Since 2006, generally higher energy prices and a focus on, and governmental initiatives related to, “green” or renewable energy have led to an increase in renewable energy projects in Europe, including Germany. Demand for wood residuals from such energy producers, combined with lower harvesting rates, has generally put upward pressure on prices for wood residuals, such as wood chips, in Germany and its neighboring countries. This has resulted in higher fiber costs for our German mills and such trend could continue to put further upward pressure on wood chip prices.

Similarly, North American sawmill activity declined significantly during the recession, reducing the supply of chips and availability of pulp logs to our Celgar mill. Additionally, North American energy producers are exploring the viability of renewable energy initiatives and governmental initiatives in this field are increasing, all of which could lead to higher demand for sawmill residual fiber, including chips. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if pulp producers are unable to pass along price increases to their customers or we cannot offset such costs through higher prices for our surplus energy.

We do not own any timberlands or have any material long-term governmental timber concessions and we currently have few long-term fiber contracts at our German operations. Raw materials are available from a number of suppliers and we have not historically experienced material supply interruptions or substantial sustained price increases. However, our requirements have increased and may continue to do so as we expand capacity through capital projects or other efficiency measures at our mills. As a result, we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quantity, quality and price of fiber we receive could be affected as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation (including new taxes or tariffs), weather conditions, acts of God and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow. In addition to the supply of wood fiber, we are dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in highly competitive markets.

We sell our pulp globally, with a large percentage sold in Europe, North America and Asia. The markets for pulp are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. Our pulp is considered a commodity because many companies produce similar and largely standardized products. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future. Prices for our products are affected by many factors outside of our control and we have no influence over the timing and extent of price changes, which are often volatile. Our profitability with respect to these products depends, in part, on managing our costs, particularly raw material and energy costs which represent significant components of our operating costs and can fluctuate based upon factors beyond our control.

The global pulp market has historically been characterized by considerable swings in prices which have and will result in variability in our earnings. Prices are typically denominated in U.S. dollars.

We are exposed to currency exchange rate and interest rate fluctuations.

Most of our operating costs and expenses, other than those of the Celgar mill, are incurred in Euros while the majority of our sales are in products quoted in U.S. dollars. In addition, the Celgar mill costs are primarily incurred in Canadian dollars and the pulp sold by the Celgar mill is quoted in U.S. dollars. Our results of operations and financial condition are reported in U.S. dollars. As a result, our expenses are adversely affected by a decrease in the value of the U.S. dollar relative to the Euro and to the Canadian dollar. Such shifts in currencies relative to the Euro and the Canadian dollar reduce our operating margins and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Interest on borrowings under the revolving working capital and investment loan facilities for our Celgar and Rosenthal mills are at “floating” rates. As a result, increases in interest rates will increase our costs of borrowing and reduce our operating margins.

We use derivatives to manage certain risk which has caused significant fluctuations in our operating results.

In 2002, Stendal entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal Loan Facility, which for several years prevented Stendal from benefiting from the general decline in interest rates that ensued. Because we effectively fixed the rate on our Stendal Loan Facility, the value of our derivative position moves inversely to interest rates.

We record unrealized gains or losses on our derivative instruments when they are marked to market at the end of each reporting period and realized gains or losses on them when they are settled. These unrealized and realized gains and losses can materially impact our operating results for any reporting period.

If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow. The purpose of our derivative activity may also be considered speculative in nature; we do not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our perception of future economic events and developments.

We are subject to extensive environmental regulation and we could have environmental liabilities at our facilities.

Our operations are subject to numerous environmental laws as well as permits, guidelines and policies. These laws, permits, guidelines and policies govern, among other things:

•	unlawful discharges to land, air, water and sewers;

•	waste collection, storage, transportation and disposal;

•	hazardous waste;

•	dangerous goods and hazardous materials and the collection, storage, transportation and disposal of such substances;

•	the clean-up of unlawful discharges;

•	land use planning;

•	municipal zoning; and

•	employee health and safety.

In addition, as a result of our operations, we may be subject to remediation, clean-up or other administrative orders or amendments to our operating permits, and we may be involved from time to time in administrative and judicial proceedings or inquiries. Future orders, proceedings or inquiries could have a material adverse effect on our business, financial condition and results of operations. Environmental laws and land use laws and regulations are constantly changing. New regulations or the increased enforcement of existing laws could have a material adverse effect on our business and financial condition. In addition, compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

We are subject to liability for environmental damage at the facilities that we own or operate, including damage to neighboring landowners, residents or employees, particularly as a result of the contamination of soil, groundwater or surface water and especially drinking water. The costs of such liabilities can be substantial. Our potential liability may include damages resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any offsite environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. Except for Stendal, our facilities have been operating for decades and we have not done invasive testing to determine whether or to what extent any such environmental contamination exists. As a result, these businesses may have liabilities for conditions that we discover or that become apparent, including liabilities arising from non-compliance with environmental laws by prior owners. Because of the limited availability of insurance coverage for environmental liability, any substantial liability for environmental damage could materially adversely affect our results of operations and financial condition.

Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant capital expenditures. We may be unable to generate sufficient funds or access other sources of capital to fund unforeseen environmental liabilities or expenditures.

Our business is subject to risks associated with climate change and social and government responses thereto.

Currently, there are differing scientific studies and opinions relating to the severity, extent and speed at which climate change is or may be occurring around the world. As a result, we are currently unable to identify and predict all of the specific consequences of climate change on our business and operations.

To date, the potential and/or perceived effects of climate change and social and government responses to it have created both opportunities, such as enhanced sales of surplus “green” energy, and risks for our business.

In Germany, government and social focus on and demand for “carbon neutral” or “green” energy has created greater demand and competition for the wood residuals or fiber that is consumed by our pulp mills as part of their production process. This has helped drive up the cost of fiber for German mills. In addition, further or new governmental initiatives or legislation may also increase both the demand and prices for wood residuals. As governments pursue green energy initiatives, they may implement financial, tax, pricing or other legislated incentives for renewable energy producers that “cannibalize” or materially adversely affect fiber supplies for existing traditional users, such as lumber and pulp and paper producers.

Such additional demand for wood residuals and/or governmental initiatives may materially increase the competition and prices for wood residuals over time. This could increase our fiber costs and/or restrict our ability to acquire fiber at competitive prices or at all during times of shortages. If our fiber costs increase and we cannot pass on these costs to our customers or offset them through higher prices for our sales of surplus energy, it will negatively affect our operating margins, results of operations and financial position. If we cannot obtain the fiber required to operate our mills, we may have to curtail and/or shut down production. This could have a material adverse effect on operations, financial results and financial position.

Other potential risks to our business from climate change include:

•	a greater susceptibility of northern softwood forest to disease, fire and insect infestation, which could diminish fiber availability;

•	the disruption of transportation systems and power supply lines due to more severe storms;

•	the loss of water transportation for logs due to lower water levels;

•	decreases in quantity and quality of processed water for our mill operations;

•	the loss of northern softwood boreal forests in areas in sufficient proximity to our mills to competitively acquire fiber; and

•	lower harvest levels decreasing the supply of harvestable timber and, as a consequence, wood residuals.

The occurrence of some or all of these events could have a material adverse effect on our operations and/or financial results.

Our new Enterprise Resource Planning, or “ERP”, system may cost more than expected, be delayed, fail to perform as planned and interrupt operational transactions during and following the implementation, which could adversely affect our operations and results of operations.

In January 2014, we commenced the implementation of a new ERP solution to replace our existing business software applications at a total estimated cost of $12.0 million. The project is designed to be completed in stages over the next three years. Such projects are inherently complex, resource intensive, and lengthy. As a result, we could experience unplanned or unforeseen issues that could adversely affect the project, our business and/or our results of operations, including:

•	costs of implementation that materially exceed our expectation;

•	delays in the go-live of one or more of the stages of the project, resulting in additional costs or time for completion;

•	errors in implementation resulting in errors in the commencement or reporting of business transactions;

•	failure in the deliverables of our key partners, suppliers and implementation advisors, resulting in an inferior product, reduced business efficacy and the project not providing expected benefits;

•	deficiencies in the training of employees in the use of the new solution, resulting in errors in the recording of data or transactions, leading to delays in input deliveries and production impairment;

•	a control failure during or post implementation, which may result in a material weakness in our internal controls over financial reporting; and

•	other implementation issues leading to delays and impacts on our business.

Our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for all of our capital requirements.

Our business is capital intensive and requires that we regularly incur capital expenditures to maintain our equipment, improve efficiencies and, as a result of changes to environmental regulations that require capital expenditures, bring our operations into compliance with such regulations. In addition, our senior management and board of directors may approve projects in the future that will require significant capital expenditures. Increased capital expenditures could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. The global financial crisis in 2008 adversely affected global credit conditions, caused a downturn in the global economy and resulted in a significant tightening in the credit markets and the overall availability of credit. Our indebtedness could adversely affect our financial health, limit our operations and impair our ability to raise additional capital. If this occurs, we may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as may be required from time to time, we may become unable to manufacture products that compete effectively. An inability to make required capital expenditures in a timely fashion could have a material adverse effect on our growth, business, financial condition or results of operations.

Future acquisitions may result in additional risks and uncertainties in our business.

In order to grow our business, we may seek to acquire additional assets or companies. Our ability to pursue selective and accretive acquisitions will be dependent on management’s ability to identify, acquire, and develop suitable acquisition targets in both new and existing markets, but, in certain circumstances, acceptable acquisition targets might not be available. In pursuing acquisition and investment opportunities, we face competition from other companies having similar growth strategies, many of which may have substantially greater resources than us. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices, higher risks and a diminished pool of businesses or assets available for acquisition.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could have a material adverse effect on our operating results. Furthermore, the costs of integrating acquired businesses (including restructuring charges associated with the acquisitions, as well as other acquisition costs, such as accounting fees, legal fees and investment banking fees) could significantly impact our operating results.

Although we perform diligence on the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. We may not be able to ascertain the value or understand the potential liabilities of the acquired businesses and their operations until we assume operating control of the assets and operations of these businesses.

Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

•	problems with the effective integration of operations;

•	inability to maintain key pre-acquisition business relationships;

•	increased operating costs;

•	exposure to substantial unanticipated liabilities; and

•	difficulties in realizing projected efficiencies, synergies and cost savings.

In addition, geographic and other expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be materially and adversely affected.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the company on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading could limit our access to the credit markets, increase our cost of financing and have an adverse effect on the market price of our securities.

The actual benefits of the Celgar mill workforce reduction may differ from those currently expected.

In July 2013, we commenced implementing a workforce reduction at the Celgar mill to, among other things, reduce the mill’s fixed costs and improve its competitiveness. We currently estimate that the Celgar mill will realize approximately $8.0 million to $10.0 million in annual pre-tax cost savings once such restructuring has been completed, and currently expect to realize approximately 80% of such savings in 2014. The Celgar workforce reduction initiative is subject to various risks, which could result in the actual benefits of the initiative differing from those currently anticipated. These risks and uncertainties include, among others, that unanticipated disruptions to the Celgar mill’s operations may result in additional costs being incurred, anticipated benefits not being realized and adverse impacts on the mill’s operations.

We are subject to risks related to our employees.

The majority of our employees are unionized and we have collective agreements in place with our employees at all of our mills. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements or other satisfactory arrangements with our employees upon the expiration of our collective agreements. This could result in a strike or work stoppage by the affected workers. The registration or renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow. In addition, whenever we seek to reduce workforce at any of our mills, the affected mill’s labor force could seek to hinder or delay such actions, we could incur material severance or other costs, and our operations could be disrupted.

We rely on government grants and guarantees and participate in German and European statutory energy programs.

We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees at our Stendal mill. Should either the German federal or state governments be prohibited from honoring legislative grants and guarantees at Stendal, or should we be required to repay any such legislative grants, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

Since 2005, our German mills have benefitted from sales of emission allowances under the European Union Carbon Emissions Trading Scheme, referred to as the “EU ETS”. Since our German mills receive stipulated special tariffs under Germany’s Renewable Energy Sources Act, referred to as the “Renewable Energy Act”, the amount of emissions allowances granted to our German mills under the EU ETS has been reduced. Additionally, such emission allowances are subject to statutory amendment or change in the future.

In parallel with the European Commission’s recently initiated formal investigation of Germany’s renewable energy charge system under the Renewable Energy Act, the German government has proposed plans to withdraw or amend the exemption from a surcharge for companies that produce energy used in their own manufacturing processes. Additionally, the European Commission has expressed concerns that the Renewable Energy Act and certain exemptions thereunder are not in compliance with current European Union laws and are unpermitted state aid. The European Commission did not address whether the companies that received such substantial reductions could have to refund any benefits. We cannot currently predict the outcome of such developments. However, they could potentially result in an increase in our energy costs at our German mills, which, depending upon legislated changes, may be material.

Our German mills sell surplus “green energy” at stipulated tariffs under the Renewable Energy Act. The German government has publicly announced its intention to review various provisions and features of such Act and its overall energy policies. If the German government enacts legislation as a result, it could, among other things, affect our cost of energy and the tariffs we receive for sales of surplus energy. Currently, we cannot predict with any certainty which actions the German government may implement or their effect on our operations. As a result, we cannot predict with any certainty the amount of future sales of surplus energy we may be able to generate.

We are dependent on key personnel.

Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

•	sales and marketing;

•	reducing operating costs;

•	identifying capital projects which provide a high rate of return; and

•	prioritizing expenditures and maintaining employee relations.

The loss of one or more of our officers could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance for any of our executive or senior mill operating officers.

We may experience material disruptions to our production.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our pulp and energy sales and/or negatively impact our results of operations. Any of our mills could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	employee errors or failures;

•	design error or employee or contractor error;

•	chemical spill or release;

•	explosion of a boiler;

•	disruptions in the transportation infrastructure, including roads, bridges, railway tracks, tunnels, canals and ports;

•	fires, floods, earthquakes or other natural catastrophes;

•	prolonged supply disruption of major inputs;

•	labor difficulties;

•	capital projects that require temporary cost increases or curtailment of production; and

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If any of our facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our long-lived assets become impaired, we may be required to record non-cash impairment charges that could have a material impact on our results of operations.

We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Should the markets for our products deteriorate or should we decide to invest capital differently or should other cash flow assumptions change, it is possible that we will be required to record non-cash impairment charges in the future that could have a material adverse effect on our results of operations.

We may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters.

The occurrence of unforeseen or catastrophic events, including the emergence of a pandemic or other widespread health emergency (or concerns over the possibility of such an emergency), terrorist attacks or natural disasters, could create economic and financial disruptions, and could lead to operational difficulties (including travel limitations) that could impair our ability to manage or operate our business and adversely affect our results of operations.

Our insurance coverage may not be adequate.

We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage. Additionally, the weak global and financial markets have also reduced the availability and extent of credit insurance for our customers. If we cannot obtain adequate credit insurance for our customers, we may be forced to amend or curtail our planned operations which could negatively impact our sales revenues, results of operations and financial position.

We rely on third parties for transportation services.

Our business primarily relies upon third parties for the transportation of pulp to our customers, as well as for the delivery of our raw materials to our mills. Our pulp and raw materials are principally transported by truck, barge, rail and sea-going vessels, all of which are highly regulated. Increases in transportation rates can also materially adversely affect our results of operations.

Further, if our transportation providers fail to deliver our pulp in a timely manner, it could negatively impact our customer relationships and we may be unable to sell it at full value. If our transportation providers fail to deliver our raw materials in a timely fashion, we may be unable to manufacture pulp in response to customer orders. Also, if any of our transportation providers were to cease operations, we may be unable to replace them at a reasonable cost. The occurrence of any of the foregoing events could materially adversely affect our results of operations.

On March 8, 2014, unionized container-truck drivers serving Port Metro Vancouver, Canada’s largest port, joined non-unionized truck drivers on strike after rejecting a back-to-work plan mediated by a mediator appointed by the Canadian federal government. On March 26, 2014, an agreement in principle between Port Metro Vancouver and striking truckers was reached, resulting in Port Metro Vancouver resuming full operations on March 27, 2014. The agreement was reached following extensive discussions between all parties and the joint adoption of a refined joint action plan to address truckers’ concerns. A Canadian federal government mediator has been retained to meet with all interested parties immediately upon the resumption of full operations to review, finalize and act upon the plan within 90 days.

The dispute between Port Metro Vancouver and unionized and non-unionized container-truck drivers is having a significant adverse effect on Port Metro Vancouver’s operations with respect to moving cargo in and out of container ship terminals by truck. This dispute has adversely affected our Celgar mill’s ability to ship pulp by container to overseas markets. In a typical month, approximately 25% of our Celgar mill’s overseas sales are shipped via container ships. We currently estimate that the dispute, combined with recent railcar limitations due to severe weather conditions, will cause approximately 21,000 ADMTs of NBSK pulp that the Celgar mill had planned to ship in March 2014 to be delayed until the second quarter of 2014. This will adversely affect the Celgar’s mill results of operations for the first quarter of 2014. At this time, there can be no assurance whether the foregoing agreement in principle or joint action plan will be successful, when the backlogs of shipments by container will clear, or when Port Metro Vancouver will be able to return to normal operations. If Port Metro Vancouver is unable to return to normal operations until the second quarter of 2014, it could materially adversely affect our Celgar mill’s overseas shipments and our results of operations for such quarter.

A small number of our stockholders could significantly influence our business.

As of December 31, 2013, we believe that our top three stockholders controlled approximately 57% of our common stock. These few significant stockholders, either individually or acting together, may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of the company or our assets. This concentration of ownership may make it more difficult for other stockholders to effect substantial changes in the company, may have the effect of delaying, preventing or expediting, as the case may be, a change in control of the company, and may adversely affect the market price of our common stock. Further, the interests of these few stockholders may not be in the best interests of all stockholders.

Risks Relating to our Common Stock and this Offering

We may need additional capital in the future, and financing may not be available.

New sources of capital may be needed to meet the funding requirements of future investments in operating assets and fund our ongoing business activities, including refinancing and/or repaying our existing indebtedness. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future pulp prices as well as our operational performance, cash flow and debt position, among other factors. Given our existing debt position, we may determine that it may be necessary or preferable to issue additional equity or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us and, if raised by offering equity securities, any additional financing may involve substantial dilution to existing shareholders. In the event of decreasing pulp prices, higher costs for raw materials, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities and retire or service all outstanding debt could be significantly constrained.

Our stock price is volatile, and you may not be able to resell your shares at or above the offering price.

There can be no assurance that the market price of our common stock will not decline below its present market price. The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. The general financial, economic, political and stock market conditions that may affect the market price of our common stock are beyond our control and the value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

•	our perceived prospects;

•	our failure to successfully advance the development of our programs or otherwise implement our business objectives;

•	actual or anticipated fluctuations in our operating results or our competitors’ operating results;

•	changes in, or our failure to meet, earnings estimates;

•	changes in stock market analyst recommendations regarding us, our competitors or the forest products industry generally or lack of analyst coverage of our common stock;

•	operating results that vary from expectations of securities analysts and investors;

•	announcements by us or our competitors of new products, capacity changes, significant contracts, acquisitions or strategic investments;

•	our growth rate and our competitors’ growth rates;

•	sales of common stock by our executive officers, directors and significant stockholders;

•	changes in accounting principles;

•	regulatory changes affecting our industry generally or our business and operations;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•

changes in global financial and economic markets and general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations, and volatility.

In addition, there has been significant volatility in the market price and trading volume of securities of companies operating in the forest products industry that often has been unrelated to the operating performance of particular companies. Some companies that have had volatile market prices for their securities have had securities litigation brought against them. If litigation of this type is brought against us, it could result in substantial costs and would divert management’s attention and resources.

Management will have broad discretion as to the use of the net proceeds from our sale of our common stock in this offering, and we may not use the net proceeds effectively.

We intend to use approximately $13.5 million of the net proceeds of this offering to further capitalize our Stendal mill to provide it with greater operational and financial flexibility and funds for targeted capital expenditures and general working capital purposes. We intend to use the balance of the net proceeds of this offering for targeted capital expenditures, including expansion of our wood procurement and logistics operations in Germany in order to reduce the fiber costs of our German mills, and for general corporate purposes. See “Use of Proceeds” at page S-27 for a description of our management’s intended use of the net proceeds we receive from this offering. While we have estimated the particular uses for the net proceeds of this offering, the amount and timing of our actual expenditures will depend on numerous factors. Accordingly, our management will have broad discretion as to the application of the net proceeds we receive from the sale of our shares of common stock in this offering and could use them for purposes other than those contemplated at the time of this offering. You will therefore be relying on the judgment of our management and board of directors with regard to the use of proceeds, and you will not have the opportunity, as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our Company.

Investors in our common stock may experience future dilution.

Our articles of incorporation authorize the issuance of (i) up to 200,000,000 shares of common stock, par value $1.00 per share, of which 55,853,704 were issued and outstanding at March 21, 2014, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding at March 21, 2014. In order to raise additional capital, we may in the future offer additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in transactions that may be dilutive to existing holders of our common stock. In addition, as of the date of this prospectus supplement, approximately 75,000 shares of our common stock are issuable upon the exercise of outstanding options at various times after this offering. Therefore, the holdings of our shareholders could be diluted if the price of our shares of common stock increases.

A significant number of our shares of common stock are eligible for future sale which could lower the market price for our shares.

The sale of a substantial number of our shares of common stock in the public markets, after this offering, or even the potential of such substantial sales, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

In connection with this offering, all of our directors and executive officers who hold shares or options have or will have entered into lock-up agreements with the underwriters which prohibit each of these persons from selling our common stock or securities convertible into or exchangeable or exercisable into our common stock until 90 days from the date of this prospectus supplement, subject to an exception for dispositions of shares of our common stock by such directors and executive officers as necessary to satisfy any tax obligations arising in connection with the vesting of performance share units granted under our 2010 Stock Incentive Plan. See “Underwriting”. The market price of our common stock may decline if shareholders not subject to lock-up agreements sell a substantial number of shares at any time following this offering, if shareholders subject to lock-up agreements sell a substantial number of shares when the restrictions under such lock-up agreements lapse or if such shareholders sell a substantial number of shares to satisfy tax obligations as described above, or if the underwriters waive the lock-up agreements and allow such shareholders to sell some or all of their shares.

We do not anticipate declaring any cash dividends on our common stock.

We have not declared or paid cash dividends on our common stock for several years and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” and Section 27A of the Securities Act of 1933, as amended, or the “Securities Act”. Generally, forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties and other factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	the highly cyclical nature of our business;

•	our level of indebtedness could negatively impact our financial condition, results of operations and liquidity;

•	a weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	cyclical fluctuations in the price and supply of our raw materials could adversely affect our business;

•	we operate in highly competitive markets;

•	we are exposed to currency exchange rate and interest rate fluctuations;

•	we use derivatives to manage certain risks which has caused significant fluctuations in our operating results;

•	we are subject to extensive environmental regulation and we could have environmental liabilities at our facilities;

•	our business is subject to risks associated with climate change and social government responses thereto;

•

our new ERP system may cost more than expected, be delayed, fail to perform as planned and interrupt operational transactions during and following the implementation, which could adversely affect our operations and results of operations;

•	our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such requirements;

•	future acquisitions may result in additional risks and uncertainties in our business;

•

changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities;

•	the actual benefits of the Celgar workforce reduction may differ from those currently expected;

•	we are subject to risks related to our employees;

•	we rely on German federal and state government grants and guarantees and participate in German and European statutory energy programs;

•	we are dependent on key personnel;

•	we may experience material disruptions to our production (including as a result of, among other things, planned and unplanned maintenance shutdowns);

•	if our long-lived assets become impaired, we may be required to record non-cash impairment that could have a material impact on our results of operations;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	we rely on third parties for transportation services;

•	the price of our common stock may be volatile; and

•	a small number of our stockholders could significantly influence our business.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. You should read this prospectus supplement and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors is not exhaustive or necessarily in order of importance and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus supplement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

CAPITALIZATION

Capitalization is the amount invested in a company and is a common measurement of a company’s size. The following table sets forth our capitalization as of December 31, 2013 on an actual basis and on an as adjusted basis to give effect to this offering. You should read the information set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement.

	As of December 31, 2013
	Consolidated	Consolidated As Adjusted for this Offering
	(in thousands)
Cash and Cash Equivalents	$147,728	$194,225

Debt
Stendal credit facility of €828,000(1)	568,945	568,945
Blue Mill facility for the Stendal mill of €17,000(2)	21,179	21,179
Rosenthal revolving credit facility of €25,000(3)	—	—
Rosenthal revolving credit facility of €5,000(4)	—	—
Celgar revolving credit facility of C$40,000(5)	—	—
Rosenthal equipment loan agreement of €4,351(6)	749	749
Loans payable to noncontrolling shareholder of the Stendal mill	52,117	52,117
The Senior Notes	336,382	336,382

Total Debt	979,372	979,372

Shareholders’ Equity
Share capital	328,549	375,046
Paid-in capital	(11,756)	(11,756)
Retained earnings	10,815	10,815
Accumulated other comprehensive income	31,470	31,470

Total shareholders’ equity(7)	359,078	405,575

Total Capitalization	$1,338,450	$1,384,947

(1)	Approximately $1,140,901 based on an exchange rate of €1.00 = $1.3779, the Noon Buying Rate on December 31, 2013.
(2)	Approximately $23,424 based on an exchange rate of €1.00 = $1.3779, the Noon Buying Rate on December 31, 2013.
(3)	Approximately $34,448 based on an exchange rate of €1.00 = $1.3779, the Noon Buying Rate on December 31, 2013.
(4)	Approximately $6,890 based on an exchange rate of €1.00 = $1.3779, the Noon Buying Rate on December 31, 2013.
(5)	Approximately $37,608 based on an exchange rate of C$1.00 = $0.9402, the Noon Buying Rate on December 31, 2013.
(6)	Approximately $5,995 based on an exchange rate of €1.00 = $1.3779, the Noon Buying Rate on December 31, 2013.
(7)	Excludes a noncontrolling interest deficit of $10,761 with respect to the Stendal mill.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U.”.

The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on the NASDAQ Global Select Market:

	High	Low
Fiscal Year ending December 31, 2014
Through March 27, 2014	$9.95	$7.05
Fiscal Year ending December 31, 2013
First Quarter	$7.51	$6.50
Second Quarter	$7.07	$5.87
Third Quarter	$7.84	$6.22
Fourth Quarter	$10.55	$7.04
Fiscal Year ending December 31, 2012
First Quarter	$8.80	$6.15
Second Quarter	$8.10	$5.55
Third Quarter	$7.51	$5.05
Fourth Quarter	$7.80	$6.18
Fiscal Year ending December 31, 2011
First Quarter	$14.71	$7.45
Second Quarter	$15.27	$9.62
Third Quarter	$11.34	$6.79
Fourth Quarter	$7.59	$5.30

The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on the Toronto Stock Exchange:

	High	Low
Fiscal Year ending December 31, 2014
Through March 27, 2014	$10.50	$7.73
Fiscal Year ending December 31, 2013
First Quarter	$7.15	$6.52
Second Quarter	$7.15	$5.75
Third Quarter	$7.25	$6.67
Fourth Quarter	$10.41	$7.16
Fiscal Year ending December 31, 2012
First Quarter	$8.72	$6.70
Second Quarter	$7.20	$5.71
Third Quarter	$7.16	$4.97
Fourth Quarter	$7.40	$6.68
Fiscal Year ending December 31, 2011
First Quarter	$14.65	$7.54
Second Quarter	$15.24	$9.77
Third Quarter	$11.48	$6.95
Fourth Quarter	$7.31	$5.25

DIVIDEND POLICY

We have not paid any dividends on our capital stock and we do not anticipate declaring or paying dividends in the foreseeable future. We intend to use all available cash and liquid assets in the development of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant. In addition, the indenture governing our Senior Notes and our bank credit facilities limit our ability to pay dividends or make other distributions on capital stock. See Part I, “Item 1. Business — Description of Certain Indebtedness” of our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

USE OF PROCEEDS

We estimate that net proceeds we will receive from this offering will be approximately $46.5 (or approximately $53.6 if the underwriters exercise in full their option to purchase additional shares), after deducting the underwriting discounts and other commissions and estimated offering expenses payable by us.

We intend to use approximately $13.5 million of the net proceeds of this offering to further capitalize our Stendal mill to provide it with greater operational and financial flexibility and funds for targeted capital investments and general working capital purposes. We may use additional proceeds from this offering to further capitalize Stendal in connection with any new amendments to the Stendal Facilities we may seek to effect to provide Stendal with further financial flexibility or to comply with financial ratios thereunder.

We intend to use the balance of the net proceeds of this offering for targeted capital expenditures, including expansion of our wood procurement and logistics operations in Germany in order to reduce the fiber costs of our German mills, and for general corporate purposes.

While we have estimated the particular uses for the net proceeds of this offering, the amount and timing of our actual expenditures will depend on numerous factors. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as the representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	5,600,000
Raymond James & Associates, Inc.	1,400,000

Total	7,000,000

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,050,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $0.23595 per share. After the initial public offering, Credit Suisse Securities (USA) LLC may change the public offering price and concession.

The following table summarizes the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment

Underwriting Discounts and Commissions paid by us	$0.39325	$0.39325	$2,752,750	$3,165,663

We estimate our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $0.8 million.

We have agreed we will not, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of Credit Suisse Securities (USA) LLC (which consent may be withheld at the sole discretion of Credit Suisse Securities (USA) LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic consequences of ownership of, or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock.

Our executive officers and directors have agreed they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. The restrictions described in this paragraph do not apply to, subject to certain conditions, transfers of shares (i) to a family member of such person or to a trust (ii) with the prior written consent of Credit Suisse Securities (USA) LLC or (iii) to the extent necessary to satisfy tax obligations arising in connection with the vesting of performance share units granted under our 2010 Stock Incentive Plan.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MERC” and on the Toronto Stock Exchange under the symbol “MRI.U”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit Credit Suisse Securities (USA) LLC to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

This prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute this prospectus supplement and accompanying prospectus electronically. Credit Suisse Securities (USA) LLC may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have performed and may in the future perform investment banking, commercial banking, dealer and advisory services for us or our affiliates for which they have received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by us will be passed upon for us by Sangra Moller LLP, Vancouver, British Columbia, with respect to matters of Canadian law, and Davis Wright Tremaine LLP, Seattle, Washington, with respect to matters of U.S. law. The underwriters are being represented by Latham & Watkins LLP, Los Angeles, California, in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated by reference in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of the said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at http://www.mercerint.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•	our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014;

•

the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2013 that are incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2012;

•	the description of our common stock in our registration statement on Form 8-A12G (File No.: 001-51826) filed with the SEC on March 2, 2006; and

•	our current report on Form 8-K, filed with the SEC on March 24, 2014.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement and the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia, Canada V6C 1G8

(604) 684-1099

PROSPECTUS

MERCER INTERNATIONAL INC.

$500,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants to Purchase Common Stock or Debt Securities

Any Combination of the Above

From time to time, we may offer and sell in one or more offerings:

•	debt securities;

•	shares of our common stock, par value $1.00 per share;

•	preferred stock, par value $1.00 per share;

•	warrants to purchase common stock or debt securities; or

•	any combination of the above.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $500,000,000, in amounts, at prices and on terms to be determined at the time of each offering thereof. Each time we offer securities using this prospectus, we will provide specific terms of the securities and the offering in one or more supplements to this prospectus. The prospectus supplements may also add to, update or change information in this prospectus and will also describe the specific manner in which we will offer the securities. The securities may be offered separately or together in any combination and as a separate series.

This prospectus may not be used by us to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any prospectus supplement, including the information incorporated by reference, before you invest in any of our securities.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”.

Investing in the securities described in this prospectus involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained on page 4 of this prospectus and any risk factors set forth in each applicable prospectus supplement and in the documents incorporated or deemed to be incorporated by reference into this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable fees, commissions or discounts and over-allotment options. The price to the public of such securities and our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is December 3, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC”, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell debt securities, common stock, preferred stock, warrants to purchase common stock or debt securities or any combination of these securities in one or more offerings up to an aggregate offering price of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. In addition, any prospectus supplement relating to a particular offering may be updated or supplemented. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to these offerings. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement, together with additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”, before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

The distribution of this prospectus and any offering of securities may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security.

In this prospectus, please note the following:

•	references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise;

•	“€” refers to Euros, the lawful currency adopted by most members of the European Union, unless otherwise stated; “$” refers to U.S. dollars; and “C$” refers to Canadian dollars; and

•	“MWh” refers to megawatt hours.

RISK FACTORS

An investment in our securities involves a number of risks. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC, as revised or supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are on file with the SEC and are incorporated by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The price of the securities offered under this prospectus and the applicable prospectus supplement, could decline due to any of these risks, and you may lose all or part of your investment.

The discussion of risks includes or refers to forward-looking statements and you should read the explanation of the qualifications and limitations on such forward-looking statements discussed below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference in this prospectus contains, and any prospectus supplement may contain, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus and any accompanying prospectus supplement, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects” “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. Except as required by law, we assume no responsibility for updating any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of important factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors are described in our most recent Annual Report on Form 10-K and in our other filings with the SEC.

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share information and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, we have not independently verified or cannot guarantee the accuracy or completeness of that information and investors should use caution in placing reliance on such information.

Statements in this prospectus or incorporated by reference into this prospectus concerning the production capacity of our pulp mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating capacity at our mills are also management estimates based primarily on our expected pulp production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

EXCHANGE RATES

Our reporting currency and financial statements incorporated by reference in this prospectus are in Euros, as a significant majority of our business transactions are originally denominated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the “Noon Buying Rate”, for the conversion of Euros and Canadian dollars to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012	2011
				(€/$)
End of period	0.6848	0.7184	0.6977	0.7536	0.7708	0.7778	0.7435
High for period	0.6729	0.6246	0.6623	0.6879	0.6723	0.7428	0.6723
Low for period	0.7750	0.8035	0.7970	0.8362	0.7736	0.8290	0.7726
Average for period	0.7304	0.6826	0.7176	0.7541	0.7186	0.7807	0.7110
				(C$/$)
End of period	0.9881	1.2240	1.0461	1.0009	1.0168	0.9837	1.0389
High for period	0.9168	0.9717	1.0289	0.9960	0.9448	0.9710	0.9448
Low for period	1.1852	1.2971	1.2995	1.0776	1.0605	1.0417	1.0389
Average for period	1.0740	1.0660	1.1412	1.0298	0.9887	1.0022	0.9778

The Noon Buying Rate is published on a weekly basis by the Federal Reserve Board. On November 23, 2012, the date of the most recent Daily Noon Buying Rate available before the filing of this prospectus, the Noon Buying Rate for the conversion of Euros and Canadian dollars to U.S. dollars was €0.7717 per U.S. dollar and C$0.9927 per U.S. dollar.

In addition, certain financial information relating to our Celgar mill included in this prospectus is stated in Canadian dollars while we report our financial results in Euros. The following table sets out exchange rates, based on the noon rate, referred to as the “Daily Noon Rate” provided by the Bank of Canada, for the conversion of Canadian dollars to Euros in effect at the end of the following periods, the average exchange rates during these periods (based on daily noon rates) and the range of high and low exchange rates for these periods:

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012	2011
				(C$/€)
End of period	1.4428	1.7046	1.5000	1.3319	1.3193	1.2646	1.3971
High for period	1.3448	1.4489	1.4936	1.2478	1.2847	1.2153	1.2847
Low for period	1.5628	1.7316	1.6920	1.5067	1.4305	1.3446	1.4305
Average for period	1.4690	1.5603	1.5851	1.3671	1.3761	1.2847	1.3752

On November 30, 2012, the date of the most recent publication of the Daily Noon Rate before the filing of this prospectus, the Daily Noon Rate for the conversion of Canadian dollars to Euros was C$1.2921 per Euro.

MERCER INTERNATIONAL INC.

Our Company

Mercer International Inc. is a Washington corporation and our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”.

We operate in the pulp business and are the largest publicly traded producer of market northern bleached softwood kraft, or “NBSK”, pulp in the world. We are the sole NBSK pulp producer, and the only producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. We currently employ approximately 1,039 people at our German operations, 439 people at our Celgar mill in Western Canada and 17 people at our office in Vancouver, British Columbia, Canada. Our operations are located in Eastern Germany and Western Canada. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million air-dried metric tonnes (“ADMTs”):

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Rosenthal mill.  Our wholly-owned subsidiary, Rosenthal, owns and operates the Rosenthal mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 345,000 ADMTs. Additionally, the Rosenthal mill is a significant producer of “green” energy and exported 161,286 MWh of electricity in 2011, resulting in approximately €14.9 million in annual revenues. The Rosenthal mill is located near the town of Blankenstein, Germany approximately 300 kilometers south of Berlin.

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Stendal mill.  Our 74.9% owned subsidiary, Stendal, owns and operates the Stendal mill, a state-of-the-art, single-line, ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 645,000 ADMTs. The Stendal mill is also a significant producer of “green” energy and exported 350,758 MWh of electricity in 2011, resulting in approximately €32.5 million in annual revenues. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin.

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Celgar mill.  Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill with an annual production capacity of approximately 520,000 ADMTs. The Celgar mill also produces “green” energy and exported 140,069 MWh of electricity in 2011, resulting in approximately C$14.5 million in annual revenues. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver, British Columbia, Canada.

Our principal executive offices are located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, and our telephone number is (604) 684-1099.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	one or more series of debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase common stock or debt securities; and

•	any combination of the above.

In this prospectus, we will refer to the debt securities, common stock, preferred stock and warrants to purchase common stock or debt securities collectively as “securities”. The total dollar amount of all securities that we may issue under this prospectus will not exceed $500,000,000. We will determine, at the time of the offering, the type, amount and price of the securities we will sell and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to investors on a continuous or delayed basis.

Prospectus Supplements

This prospectus provides you with a general description of the securities we may offer. This summary is not meant to be a complete description of such securities. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement we will include the following information:

•	the type and amount of securities which we propose to sell;

•	the offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	information regarding over-allotment options, if any;

•	information about the securities exchange, if any, on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is part, and the documents filed with the SEC in connection with any particular offering of the securities. You should also read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

USE OF PROCEEDS

Except as may otherwise be stated in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus:

•	for general corporate and working capital purposes;

•	to repay, refinance, repurchase or otherwise retire existing indebtedness;

•	for capital expenditures;

•	for financing future strategic investment opportunities; and

•	as otherwise disclosed in any supplement to this prospectus.

The prospectus supplement for a particular offering will provide a more detailed description of the use of net proceeds from such offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, minority interest, income (loss) for equity investee and fixed charges. Fixed charges consist of interest expense plus capitalized interest. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we did not have any preferred stock outstanding during the periods presented below.

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	1.50	(0.23)	(0.17)	2.31	1.92	1.03

DESCRIPTION OF DEBT SECURITIES

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture which we will enter into with one or more trustees. We will issue the subordinated notes under the subordinated indenture which we will enter into with one or more trustees. We have filed forms of these documents as exhibits to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act”. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including, to the extent applicable:

•	the title;

•	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for U.S. federal income tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether or not the debt securities will be senior or subordinated, and the terms of the subordination of any series of subordinated debt;

•	place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $2,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplements the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

Unless otherwise specified in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been validly extended;

•	if we fail to pay the principal, or premium, if any, or to make payment required by any sinking fund or analogous fund when due and payable and the time for payment has not been validly extended;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by notice to us in writing (and to the debenture trustee if notice is given by such holders), declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may modify an indenture without the consent of any holders with respect to specific matters, including, without limitation:

•	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of debt securities of any series;

•

to provide for the issuance of and to establish the form and terms and conditions of the debt securities of any series authorized pursuant to the indentures, to establish the form of any certifications required to be furnished pursuant to the indentures or any series or to add to the rights of the holders of any series of debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of debt securities of any series may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest or reducing any premium payable upon the redemption of any debt securities;

•	making the principal of (premium, if any), interest or other additional amounts on any debt security payable in any coin or currency other than that provided in such debt security; or

•	reducing the percentage of debt securities the holders of which are required to consent to any supplemental indenture.

Discharge

The indentures provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for certain obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace mutilated, destroyed, lost or stolen debt securities of the series;

•	maintain paying agencies;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations, or a combination of both, sufficient to pay all of the principal, premium, if any, and interest on the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $2,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as “DTC”, or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplements, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not impose a service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges applicable to or associated with such registration of transfer or exchange.

We will name in the applicable prospectus supplements the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, will undertake to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make certain payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt. Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Existing Senior Notes

In November 2010, we issued $300.0 million in aggregate principal amount of 9.5% senior notes due 2017, referred to as the “Senior Notes” to principally refinance our 9.25% senior notes due 2013. The Senior Notes bear interest at a rate of 9.5% per annum, payable semi-annually in arrears on December 1 and June 1, commencing June 1, 2011. The Senior Notes mature on December 1, 2017. The Senior Notes are our senior unsecured obligations and, accordingly, will rank junior in right of payment to all existing and future secured indebtedness and all indebtedness and liabilities of our subsidiaries, equal in right of payment with all existing and future unsecured senior indebtedness, including any senior debt securities issued pursuant to this prospectus, and senior in right of payment to any subordinated debt securities issued pursuant to this prospectus.

The Senior Notes were issued under an indenture which, among other things, restricts our ability and the ability of our restricted subsidiaries under the indenture to: (i) incur additional indebtedness or issue preferred stock; (ii) pay dividends or make other distributions to our stockholders; (iii) purchase or redeem capital stock or subordinated indebtedness; (iv) make investments; (v) create liens and enter into sale and lease back transactions; (vi) incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; (vii) sell assets; (viii) consolidate or merge with or into other companies or transfer all or substantially all of our assets; and (ix) engage in transactions with affiliates. These limitations are subject to important qualifications and exceptions.

In 2011 and year to date in 2012, we purchased and cancelled approximately $13.6 million and $2.2 million, respectively, in aggregate principal amount of our Senior Notes in connection with our share and debt repurchase program. As at the date of this prospectus, approximately $284.4 million in aggregate principal amount of Senior Notes remained outstanding.

DESCRIPTION OF CAPITAL STOCK

This section contains a general description of the terms and provisions of our share capital which we may offer and sell by this prospectus. This description includes both our common stock and our preferred stock (certain terms of which also affect the common stock). The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our Articles of Incorporation and amendments thereto which have been filed with the SEC. See “Incorporation of Certain Information by Reference”. While the terms we have summarized below will apply generally to any future common stock and preferred stock that we may offer, we will describe the particular terms of any securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any security we offer under that prospectus supplement may differ from the terms we describe below.

We are authorized under our certificate of incorporation to issue up to 200,000,000 shares of common stock, $1.00 par value per share and 50,000,000 shares of preferred stock, $1.00 par value per share, issuable in series. As of the date of this prospectus, there were 55,815,704 shares of common stock and no shares of preferred stock of any series issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote at a meeting of our shareholders. Cumulative voting in the election of directors is not permitted. The shares of the common stock are entitled to dividends when, as and if declared by our board of directors from time to time. Upon the liquidation, dissolution or winding up of Mercer, the holders of the shares of common stock are entitled to participate pro rata in any distribution of our assets (in cash or in kind or partly each) after the payment of all liabilities, subject to the rights of holders of preferred stock.

Preferred Stock

We are authorized, without further action by our shareholders, to issue preferred stock from time to time and to: (i) divide the preferred stock into one or more series; (ii) designate the number of shares of each series and the designation thereof; (iii) fix and determine the relative rights and preferences as between series including, but not limited to, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights are to be applicable to any such series); and (iv) amend the relative rights and preferences of any series that is wholly unissued.

We have also authorized 2,000,000 shares of Series A Junior Participating Preferred Shares, referred to as the “Series A Preferred Shares”, none of which are issued and outstanding as of the date of this prospectus.

Series A Preferred Shares

The Series A Preferred Shares are entitled to receive, subject to the rights of holders of preferred stock ranking prior to the Series A Preferred Shares, quarterly dividends, when, as and if declared by the directors of Mercer, in an amount equal to the greater of (i) $10 or (ii) 100 times the dividends declared on the shares of common stock. Mercer is required to declare a dividend on the Series A Preferred Shares immediately after it declares a dividend on its shares of common stock and all dividends declared are cumulative but do not bear interest.

In the event that dividends declared on the Series A Preferred Shares are in arrears for six quarterly periods, all holders of preferred stock with dividends in arrears for six quarterly periods, irrespective of the series, voting as a class, have the right to elect two directors at a meeting of its shareholders. However, the term of any director so elected terminates upon the payment of outstanding dividends. When dividends on the Series A Preferred Shares are in arrears: (i) Mercer cannot declare or pay dividends on, or make any other distribution on, or redeem or purchase, any shares ranking junior to the Series A Preferred Shares; (ii) declare or pay dividends on, or make any other distributions on, any shares ranking on parity with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears on a pro rata basis; (iii) redeem or purchase shares ranking on parity with the Series A Preferred Shares, except that Mercer may redeem or purchase such parity shares in exchange for shares ranking junior to the Series A Preferred Shares; or (iv) purchase any Series A Preferred Shares or shares ranking on parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as the directors of Mercer determine in good faith will result in a fair and equitable treatment among the respective shares.

Upon the liquidation, dissolution or winding up of Mercer, no distribution may be made to holders of shares ranking junior to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $100 per share plus an amount equal to accrued and unpaid dividends thereon, whether or not declared. Following such payment, holders of Series A Preferred Shares are not entitled to any additional distributions and holders of Series A Preferred Shares and holders of the shares of common stock are entitled to receive a pro rata share of the remaining assets of Mercer to be distributed.

In the event that Mercer enters into any consolidation, merger, combination or other transaction in which shares of common stock of Mercer are exchanged for securities, cash and/or other property, the Series A Preferred Shares shall at the same time be similarly exchanged in an amount per share equal to 100 times the aggregate amount of the securities, cash and/or other property into which each share of common stock of Mercer is exchanged.

Series A Preferred Shares vote together as one class with the shares of common stock. Each Series A Preferred Share entitles the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of Mercer.

Anti-takeover Provisions

Washington Law

Mercer is subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, contained within the Revised Code of Washington, which prohibits a Washington corporation, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined generally as a person or group of persons who beneficially own or acquire 10% or more of Mercer’s voting securities) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, mergers or consolidations with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or any other receipt by the acquiring person of a disproportionate benefit as a shareholder.

Exceptions to this statutory prohibition include approval of the significant business transaction at a shareholders meeting by holders of not less than two-thirds of the outstanding shares entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, significant business transactions approved by a majority of the members of our board of directors prior to the acquiring person first becoming an acquiring person, or a merger, share exchange, consolidation, liquidation, distribution or certain other significant business transactions entered into with the acquiring person where certain requirements regarding the fairness of the consideration to be received by the shareholders have been met. Mercer may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of Mercer.

Articles of Incorporation

The board of directors of Mercer has the authority to issue up to 50,000,000 shares of preferred stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the holders of the shares of common stock. The rights of the holders of shares of preferred stock that may be issued in the future may adversely affect the rights of the holders of the shares of common stock. The issuance of the preferred stock, while providing Mercer with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mercer, thereby delaying, deferring or preventing a change in control of Mercer. Furthermore, such preferred stock may have other rights, including economic rights senior to the shares of common stock and, as a result, the issuance of the preferred stock could have a material adverse effect on the market value of the shares of common stock. Mercer has no present plan to issue shares of preferred stock.

Dividend Policy

Our board of directors has not declared cash dividends on our common stock. Furthermore, the indenture governing our Senior Notes contains a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our board of directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our board of directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare.

DESCRIPTION OF WARRANTS

We have provided below a summary description of warrants that we may issue. This description is not complete and is qualified in its entirety by reference to the full text of the applicable warrant agreement. You should read the full text of any such warrant agreement.

We may issue warrants, in one or more series, for the purchase of debt securities or shares of our common stock. Warrants may be issued independently or together with our debt securities or common stock and may be attached to or separate from any offered securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement.

We will issue the warrants directly or under a warrant agreement which we will enter into with a warrant agent to be selected by us. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement, where applicable, for complete terms of the warrants. Where applicable, a form of warrant agreement will be filed with the SEC as an exhibit to the Registration Statement by post-effective amendment or a Current Report on Form 8-K.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office or an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities or common stock and is not entitled to any payments on any debt securities or common stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities or common stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the offering price for such warrants;

•	the debt securities or common stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the terms of any anti-dilution or other adjustment provisions;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or operation call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent;

•	the exchanges, if any, on which such warrants may be listed; and

•	any additional terms of such warrants.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

PRICE RANGE OF SHARES OF COMMON STOCK

The following table sets forth the high and low sale prices of our common stock, as reported on the NASDAQ Global Market, for the quarters indicated

Quarter	High	Low
2012
First Quarter	$8.80	$6.15
Second Quarter	8.10	5.55
Third Quarter	7.51	5.05
Fourth Quarter (through November 30, 2012)	7.80	6.18

2011
First Quarter	$14.05	$7.66
Second Quarter	14.88	10.08
Third Quarter	11.25	6.80
Fourth Quarter	7.46	5.34

2010
First Quarter	$5.87	$2.68
Second Quarter	6.08	3.98
Third Quarter	5.58	3.97
Fourth Quarter	7.95	4.93

On November 30, 2012, the last reported sale price of our common stock as reported on the NASDAQ Global Market, our primary trading market, was $6.94.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any prospectus supplement from time to time in one or more transactions as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to investors; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities from time to time in one or more transactions, including:

•	transactions on the NASDAQ Global Market or any other organized market where the securities may be traded;

•	in an over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will describe the method of distribution of the securities to be sold in the applicable prospectus supplement.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any compensation in the form of discounts, concessions or commissions payable by us or our purchasers to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in a prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price. We will describe any such activities in the prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Market and the Toronto Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. A prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The underwriters in our offering of our securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect of such liabilities. A prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

In compliance with guidelines of the Financial Industry Regulatory Authority, or “FINRA”, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and applicable prospectus supplement and certain other legal matters in connection with the issuance and sale of such securities will be passed upon for the Company by Sangra Moller LLP, Vancouver, British Columbia and Davis Wright Tremaine LLP, Seattle, Washington. Counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including the registration statement relating to this prospectus, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding issuers, including Mercer International Inc., that file electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with the SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we may offer. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus and any accompanying prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 21, 2012;

•

Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed with the SEC on May 7, 2012, August 3, 2012 and November 2, 2012, respectively;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on March 26, 2012;

•	Our current reports on Form 8-K filed with the SEC on January 26, 2012, January 31, 2012, February 13, 2012, April 12, 2012, April 16, 2012 and June 1, 2012; and

•	The description of our common stock in our registration statement on Form 8-A12G (File No.: 001-51826) filed with the SEC on March 1, 2006.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the date on which the registration statement containing this prospectus has been withdrawn shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide promptly without charge to you, upon oral or written request, a copy of any document incorporated by reference in this prospectus, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Mercer International Inc. Suite 1120 700 West Pender Street Vancouver, British Columbia V6C 1G8 Canada Telephone: (604) 684-1099 Attention: Investor Relations	Mercer International Inc. 14900 Interurban Avenue South Suite 282 Seattle, Washington USA 98168 Telephone: (206) 674-4639 Attention: Investor Relations